Exhibit 99

CEL-SCI CORPORATION RELEASES LETTER TO SHAREHOLDERS

Vienna, VA, May 8, 2019 -- The following letter was sent by CEL-SCI Corporation (NYSE American: CVM) to its shareholders:

Dear CEL-SCI Shareholders:

The first 4 months of this year have already been very positive for us. Our Phase 3 head and neck cancer study is continuing and we are moving forward with our Rheumatoid Arthritis product development. Since January 1, we have received about $9.6 million from the conversion of warrants to finance our ongoing projects.

We believe the following developments with regard to the Multikine* Phase 3 trial have contributed to additional investments in our Company:

1.
Length of Phase 3 study could be a sign of Multikine’s efficacy:
We have not yet hit the primary endpoint of our 928 patient Phase 3 study with our investigational cancer immunotherapy drug Multikine. That endpoint will be reached when 298 events (deaths) have occurred and are recorded in the two main comparator arms of the study. Since the scientific literature does not suggest an improvement in the survival rates for oral head and neck cancer patients receiving standard of care only, we believe a delay in reaching these 298 events could be a good sign for the potential effectiveness of Multikine.

2.
The IDMC recommended to continue the Phase 3 cancer study after their review of our data:
At the end of March 2019, we had an official review of the Phase 3 study by the IDMC (Independent Data Monitoring Committee). The IDMC recommended to “continue the trial until the appropriate number of events has occurred”. The IDMC reviews all the study results at the time of each IDMC meeting. Had the study results indicated that meeting the primary survival endpoint of the study would no longer be possible, the study could have been deemed futile. The IDMC recommended to continue the study. In our Phase 3 trial the primary endpoint is met by reaching a 10% improvement in the overall survival of the group of patients receiving the Multikine treatment regimen plus the Standard of Care versus the overall survival of the group of patients receiving the Standard of Care only. Futility has been on the minds of investors a lot more recently, because finding futility in the case of a Phase 3 Alzheimer study by Biogen in March 2019 resulted in a loss to shareholders of close to $30 billion.

Our goal is to use Multikine immunotherapy to increase the success rate of the first “intent to cure” cancer treatment regimen by adding the tumor cell killing ability of the still healthy immune system to the known anti-tumor effects of surgery, radiation and chemotherapy. In short, our goal is to use the immune system, while it is still strong, to make the first cancer treatment more successful so that patients do not progress and become terminal cancer patients. This approach is unique to CEL-SCI.

I have been traveling extensively since the beginning of the year to communicate to the investment community our new way of treating cancer, administrating cancer immunotherapy right after diagnosis and BEFORE surgery. When we started the Phase 3 study over eight years ago, hardly anyone believed that cancer immunotherapy would ever be successful. Now just about everyone I meet with sees cancer immunotherapy as the future of cancer treatment. Only a few years ago investors told me that it was not necessary to treat before surgery, radiation and chemotherapy because the immune system recovers. Now investors appear to agree that activating the immune system to fight cancer before surgery, radiation and chemotherapy have severely compromised the immune system, should be the most effective way of treating cancer.

What few of these investors understood is that existing cancer drugs, even the newly approved immunotherapy drugs you read about in the news almost every week, cannot be given right after diagnosis and before the first “intent to cure” treatment of surgery. Delay of surgery is not allowed and that leaves only three weeks for treatment between diagnosis and surgery. Multikine fits into this three week treatment schedule and that makes Multikine immunotherapy unique. The other cancer immunotherapies require months of treatments. In addition, given the horrible toxicities from radiochemotherapy, which often follows surgery in head and neck cancer and also other cancers, any drug added must not add toxicity to the already toxic treatment. Multikine, as we learned from prior studies, satisfies this requirement as well.

We are benefiting from renewed interest in CEL-SCI’s Multikine cancer immunotherapy by meeting with new investors weekly. What is striking is that hardly any of them have ever heard of CEL-SCI, even though we have been running the largest study ever in head and neck cancer. We think that the absence of new clinical data for over 8 years (we are blinded to the Phase 3 results and therefore could not announce clinical data) is probably the reason for CEL-SCI being virtually unknown. But, while that presented a problem in the past, it now represents a fantastic opportunity. New investors are very interested for two reasons: 1) during our Phase 3 study cancer immunotherapy has become accepted as a new treatment modality for cancer; and 2) investors prefer investing near the end of this long trial.

It has taken decades to get to this point in time, but we are finally near the end, and we feel good about it. Each of the last few years I have purchased more CEL-SCI stock. And I did so again this week when I purchased $100,000 worth of restricted CEL-SCI stock at $6.86 directly from the Company at the full market price. Several others from our senior management team and one member of the Board of Directors have joined me and purchased another $110,000 worth of CEL-SCI stock on the same terms.

One last point: We have our Annual Shareholder Meeting on May 20, 2019. Please participate by voting your shares. If you are having problems voting or have not received a proxy from your broker, please call Advantage Proxy at 1-877-870-8565 and talk to them.

WE BELIEVE! We believed when there was little data supporting our belief. We believe now even more than before. Thank you very much for your support.

Sincerely,

Geert Kersten
Chief Executive Officer

Forward-Looking Statements

This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2018. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.